Filed Pursuant to Rule 424(b)(5)
Registration No. 333-172483

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 9, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 20, 2011

$75,000,000

Beazer Homes USA, Inc.

Common Stock

We are selling                  shares of our common stock.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to                  additional shares of our common stock (equal to 15% of the common stock offered by us) at the public offering price less the underwriting discounts.

Our common stock is listed on the New York Stock Exchange under the symbol “BZH.” The closing price on the New York Stock Exchange on July 6, 2012 was $3.39 per share.

Concurrently with this offering of common stock, pursuant to a separate prospectus supplement, we are offering 3,000,000             % tangible equity units (or 3,450,000 tangible equity units if the underwriters exercise their over-allotment option in full with respect to the tangible equity units offering). The completion of this offering is not contingent on the completion of the offering of the tangible equity units, and the completion of the offering of the tangible equity units is not contingent on the completion of this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Beazer Homes USA, Inc.
Per Share	$	$	$
Total	$	$	$

Delivery of the shares, in book-entry form, will be made on or about July         , 2012.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	Deutsche Bank Securities	UBS Investment Bank

Co-Managers

KKR	Moelis & Company

The date of this prospectus supplement is July     , 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of its date (or, with respect to any document that is incorporated by reference, the date of that document), even though this prospectus supplement, the accompanying prospectus or any such free writing prospectus may be delivered or securities may be sold on a later date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information does not apply to the common stock we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

In this prospectus supplement, “we,” “us,” “our,” the “Company” or “Beazer Homes” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

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SUMMARY

This summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement. It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the information to which we refer and the information incorporated by reference herein, including the financial data and related notes and the “Risk Factors” section, before making an investment decision.

Beazer Homes USA, Inc.

We are a geographically diversified homebuilder with active operations in 16 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our principal executive offices are located at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus supplement.

Recent Developments

Market and Company Update

Over the past four quarters, we have demonstrated significant improvement in new home orders, home closings and backlog. We believe these improvements have arisen both as a result of improving market conditions for new home sales, and due to the business improvement and operational strategies we have employed. In particular, we have placed significant emphasis on increasing sales per community per month and on broadening the base of communities contributing to sales. Over the past year, our trailing four quarter sales per community per month has increased from approximately 1.7 at June 30, 2011 to 2.2 at June 30, 2012. At the same time, the proportion of our communities generating fewer than 3 sales in a quarter has declined from 27% in the fiscal third quarter of 2011 to 10% in the third quarter of fiscal 2012.

There is much reported evidence of strengthening conditions in the housing market, from increases in new home sales, to increases in existing home sales to improvements in home prices in many markets. At the same time, new home sales activity remains at very low levels despite historic levels of housing affordability, low mortgage interest rates and improving job growth. Consistent with expectations of many market participants and analysts, we believe that national housing starts will likely increase markedly over the next several years. In particular we expect improvements in housing start activity to be robust in Florida, California, Texas, North Carolina and Arizona.

While pursuing our business improvement and operational strategies, we have employed a very cautious land acquisition strategy to ensure operational resources have been focused on existing community performance. Given the success of our efforts and the improvement in the overall housing market, we believe now is an appropriate time to pursue growth in new communities more aggressively. In particular, we believe we can generate attractive returns on incremental capital deployed into the markets most likely to grow significantly in the next several years, which will assist us in accelerating a return to profitability. Over the past year, we have taken steps to broaden and deepen our local management teams in these markets, and we have compiled a significant pipeline of prospective new community transactions in all of our markets.

While it is possible that we could return to profitability without additional equity financing, we believe strengthening the balance sheet with additional capital will allow us to better participate in the emerging housing recovery. As such, we intend to use the proceeds of this offering, together with the proceeds from the concurrent offering of tangible equity units, if completed, to fund an expansion in our new home community count and for general corporate purposes, including the repayment of outstanding indebtedness. Please see “Use of Proceeds.”

Third Quarter Results

For our third fiscal quarter ended June 30, 2012, we expect to report significant year-over-year increases in net new home orders, home closings and backlog from continuing operations, representing our fourth consecutive quarter with year-over-year increases in such metrics. The expected changes in net new home orders, closings and backlog for the third quarter of fiscal 2012 compared to the same period in fiscal 2011 for each of our operating regions is set forth below:

Unit Data by Segment

	Quarter Ended June 30,
	New Orders, net			Closings			Backlog
	2012	2011	Change	2012	2011	Change	2012	2011	Change
West	730	447	63%	455	273	67%	1,064	637	67%
East	486	466	4%	382	311	23%	891	837	6%
Southeast	339	302	12%	272	207	31%	466	346	35%

Total	1,555	1,215	28%	1,109	791	40%	2,421	1,820	33%

We expect to report revenue for the third fiscal quarter ended June 30, 2012 of between $250 million and $260 million. Further, we expect to report an unrestricted cash balance as of June 30, 2012 of between $220 million and $240 million.

We are currently in the process of finalizing our consolidated financial results for our third fiscal quarter ended June 30, 2012, and therefore, our actual results for the third quarter are not yet available. The preliminary financial and operating data for the presented above quarter ended June 30, 2012 are subject to change pending finalization, and actual results could differ as we finalize such results.

Concurrent Offering of Tangible Equity Units

Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 3,000,000             % tangible equity units in an underwritten public offering (3,450,000 if the underwriters exercise their option to purchase additional tangible equity units in full). Assuming no exercise of the underwriters’ option with respect to the tangible equity units offering, we estimate that the net proceeds of the tangible equity units offering, after deducting the underwriting discount and estimated expenses, will be approximately $72.3 million, although there can be no assurance that the tangible equity units offering will be completed.

Completion of this offering is not contingent on the completion of the tangible equity units offering and the completion of the tangible equity units offering is not contingent on the completion of this offering.

Other Potential Refinancing Opportunities

Subject to both market conditions and the successful completion of this offering and the concurrent offering of tangible equity units, we expect to pursue additional refinancing transactions designed to strengthen the Company’s balance sheet by reducing interest expense, extending debt maturities and improving our financial flexibility. These refinancings could include the issuance of secured or unsecured debt to repay, redeem or discharge existing debt. In connection with these refinancings, we intend to redeem all of our 12.0% senior secured notes due 2017 and 6.875% senior notes due 2015. Further, we may engage in selective repurchases or other transactions to reduce amounts outstanding of our unsecured debt.

We believe these transactions, if consummated, will provide us with additional financial flexibility as we strive to accelerate our return to sustainable profitability. Whether we pursue a particular refinancing alternative is subject to market and other conditions, and we can make no assurances that we will be able to complete any refinancing transaction on terms that are acceptable to us or at all.

Secured Revolving Credit Agreement

While we believe we possess sufficient liquidity to participate in a housing recovery, we are mindful of potential short-term, or seasonal, requirements for enhanced liquidity that may arise. As such, we have negotiated a commitment letter with four financial institutions for a proposed $150 million secured revolving credit agreement, which would replace our existing credit facility. This commitment letter remains subject to certain conditions, including the successful completion of this offering and the concurrent offering of tangible equity units.

The proposed revolving credit facility is subject to certain conditions, including the negotiation, execution and delivery of definitive documentation and there having not occurred any event that would have a material adverse effect on our business or financial condition. As such, we can make no assurances that we will be able to complete the proposed credit facility on terms that are acceptable to us or at all.

Impact of Transactions on Use of our NOLs; NOL Protections to Remain in Place

In recent years, we have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”). These NOLs generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. In addition, we believe we have significant “built-in losses” in our assets (i.e. an excess tax basis over fair market value) that may result in tax losses as such assets are sold. Built-in losses, if and when recognized, generally will result in tax losses that may then be deducted or carried forward.

At March 31, 2012, our cumulative NOLs and our estimated built-in losses gave rise to a total deferred tax asset of $480.1 million, net of certain deferred tax liabilities. All but $6.1 million of these deferred tax assets were reduced by a valuation allowance required under GAAP and therefore do not currently contribute to book value. Until we generate taxable income, these NOLs are likely to become larger. Under GAAP, as long as a future “ownership change” under Section 382 of the Internal Revenue Code, as amended, does not occur, we will be able to remove all or a portion of the valuation allowance associated with these deferred tax assets upon achievement of sustained profitability.

Because we cannot predict when or to what extent we will return to profitability we have previously taken significant steps to protect our ability to utilize these tax assets in future years. We carefully monitor potential Section 382 ownership shifts. Prior to any impact from the proposed transactions, our rolling equity shift was approximately 19%, with 12% due to expire in May of 2013. If both of the common stock and concurrent tangible equity unit transactions are completed as currently contemplated in this prospectus supplement, we estimate that the Section 382 ownership shift will increase to approximately 32%.

In 2011, in order to preserve the tax benefits of our deferred tax assets, our shareholders approved the following two protective mechanisms, which are designed to prevent an unintentional Section 382 ownership shift:

•

an amendment to our certificate of incorporation that generally operates to prevent or cancel a transfer of our common stock if the effect would be to (i) increase the ownership of our common stock by any person from less than 4.95% to 4.95% or more; or (ii) increase the percentage of our common stock owned by a person owning 4.95% or more of our common stock; and

•	a rights agreement that is intended to act as a deterrent to any person desiring to acquire 4.95% or more of our common stock.

Our Board of Directors expects to continue to use these deferred tax protections for the forseeable future. For more information regarding our NOL protections, please see “Description of Capital Stock.”

The Offering

Common Stock Offered by Us	shares

Underwriters’ Option to Purchase Additional Shares from Us	shares (equal to 15% of the common stock offered by us)

Common Stock to be Outstanding After this Offering	shares

Use of proceeds	We expect to receive net proceeds from this offering of approximately $70.8 million (or approximately $81.4 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent tangible equity units offering will be approximately $72.3 million (or approximately $83.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us, although we may, in our discretion, increase or decrease the size of the tangible equity units offering. In addition, there can be no assurance that the tangible equity unit offering will be completed or what the terms of the tangible equity units will be.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering of tangible equity units, if completed, as growth capital, including for potential land investments of approximately $100 million in Florida, California, Texas, North Carolina and Arizona, and for general corporate purposes, including the repayment of outstanding indebtedness. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities. See “Use of Proceeds.”

Listing	Our shares of common stock are listed on the New York Stock Exchange, or the NYSE, under the symbol “BZH.”

Risk Factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-10 of this prospectus supplement as well as the risk factors described in our Form 10-K for the year ended September 30, 2011, which are incorporated by reference herein.

The number of shares of common stock to be outstanding after this offering is based on 101,116,819 shares outstanding as of July 6, 2012, and excludes (i) 2,198,789 shares of common stock equivalents underlying awards outstanding as of July 6, 2012 granted under our incentive compensation plans, (ii) 2,043,876 shares of common stock issuable upon conversion of our 7 1/2% Mandatory Convertible Subordinated Notes due 2013 and (iii) 784,858 shares of common stock issuable upon conversion of our tangible equity unit prepaid stock purchase contracts related to our 7.25% tangible equity units. The number of shares of common stock to be outstanding after this offering also does not include any shares of common stock issuable upon settlement of any tangible equity unit prepaid stock purchase contracts related to the concurrent offering of tangible equity units.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase an additional                  shares of our common stock from us.

Summary Historical Consolidated Financial and Operating Data

Our summary historical consolidated financial and operating data set forth below as of and for each of the three years ended September 30, 2009, 2010 and 2011 and the six months ended March 31, 2011 and 2012 are derived from our audited consolidated financial statements and our unaudited condensed consolidated financial statements, respectively. These historical results are not necessarily indicative of the results to be expected in the future. You should also read our historical financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as well as the sections in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

	Fiscal Year Ended September 30,						Six Months Ended March 31,
($ in millions)	2009		2010		2011		2011		2012
							(unaudited)
Statement of Operations Data(1):
Total revenue	$962		$991		$742		$235		$380
Gross profit	16		84		48		10		42
Operating loss	(239)		(113)		(132)		(73)		(34)
Net (loss) from continuing operations	(173)		(30)		(200)		(102)		(37)

Operating Statistics:
Number of new orders, net of cancellations	4,016		4,405		3,927		1,706		2,236
Units in backlog at end of period(2)	1,148		772		1,450		1,396		1,975
Number of closings(3)	4,152		4,421		3,249		1,082		1,711
Average sales price per home closed (in thousands)	$230.9		$222.1		$219.4		$213.0		$220.0

Balance Sheet Data (end of period):
Cash, cash equivalents, and restricted cash	$557		$576		$647		$453		$534
Inventory	1,318		1,204		1,204		1,269		1,206
Total assets	2,029		1,903		1,977		1,853		1,858
Total debt	1,509		1,212		1,489		1,287		1,434
Stockholders’ equity	197		397		198		296		218

Supplemental Financial Data:
Cash provided by/(used in):
Operating activities	$94		$70		$(179)		$(187)		$(80)
Investing activities	(80)		(6)		(260)		(38)		(13)
Financing activities	(91)		(34)		273		70		(20)
EBIT(4)	(57)		(38)		(80)		(51)		(13)
Adjusted EBITDA(4)	108		60		(28)		(24)		—
Interest incurred(5)	133		127		131		65		65
EBIT/interest incurred(4)(5)	(0.4	)x	(0.3	)x	(0.6	)x	(0.8	)x	(0.2	)x
Adjusted EBITDA/interest incurred(4)(5)	0.8	x	0.5	x	(0.2	)x	(0.4	)x	0.0	x
Ratio of earnings to fixed charges(6)	—		—		—		—		—

(1)

Statement of operations data is from continuing operations. Gross profit includes inventory impairments and lot options abandonments of $93.6 million, $50 million, $32.5 million, $18.5 million and $4.7 million for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012, respectively. Gross profit also includes warranty recoveries of $8.5 million, $4.9 million and $1.4 million for the fiscal years ended September 30, 2009, 2010 and 2011 and $1.4 million and $11.0 million for the six months ended March 31, 2011 and 2012, respectively. Operating loss also includes goodwill impairments of $16.1 million for the fiscal year ended September 30, 2009. Loss from continuing operations includes a gain (loss) on extinguishment of debt of $144.5 million, $43.9 million, $(2.9) million, $(3.0) million and $(2.7) million for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012, respectively. The aforementioned charges were primarily related to the deterioration of the homebuilding environment over the past few years.
(2)	A home is included in “backlog” after a sales contract is executed and prior to the transfer of title to the purchaser. Because the closings of pending sales contracts are subject to contingencies, it is possible that homes in backlog will not result in closings.
(3)	A home is included in “closings” when title is transferred to the buyer. Revenue and cost of sales for a house are generally recognized at the date of closing.
(4)	We have provided EBIT and Adjusted EBITDA information in this prospectus supplement because we believe they provide investors with additional information to measure our operational performance and evaluate our ability to service our indebtedness. EBIT (earnings before interest and taxes) equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses and interest expense and (b) income taxes. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and impairments) is calculated by adding non-cash charges, including depreciation, amortization, and inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the period to EBIT. EBIT and Adjusted EBITDA are not GAAP financial measures. EBIT and Adjusted EBITDA should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance, nor as an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBIT and Adjusted EBITDA in the same manner as us, the EBIT and Adjusted EBITDA information presented herein may not be comparable to similar presentations by others. EBIT and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBIT and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBIT and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBIT and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	EBIT and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, EBIT and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBIT and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

The magnitude and volatility of non-cash inventory impairment and abandonment charges, goodwill impairments and joint venture impairment charges for the Company, and for other home builders, have been significant in recent periods and as such have made financial analysis of our industry more difficult. Adjusted EBITDA, and other similar presentations by analysts and other companies, is frequently used to assist investors in understanding and comparing the operating characteristics of home building activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments. Management believes this non-GAAP measure aids investors’ understanding of the cash implications of our operating performance and our ability to service our debt obligations as they currently exist and as additional indebtedness may be incurred in the future. The measure is also useful internally, helping management compare operating results and as a measure of the level of cash which may be available for discretionary spending.

A reconciliation of Adjusted EBITDA and EBIT to net loss, the most directly comparable GAAP measure, is provided below for each period presented (in millions):

	Year Ended September 30,			Six Months Ended March 31,
	2009	2010	2011	2011	2012
Net loss	$(189)	$(34)	$(205)	$(103)	$(39)
(Benefit) provision for income taxes	(9)	(133)	3	(3)	(37)
Interest amortized to home construction and land sales expenses and capitalized interest impaired	58	55	48	17	25
Interest expense not qualified for capitalization	83	74	74	38	38

EBIT	(57)	(38)	(80)	(51)	(13)
Depreciation and amortization and stock compensation amortization	31	25	18	9	8
Inventory impairments and option contract abandonments*	104	49	33	17	5
Goodwill impairments	16	—	—	—	—
Joint venture impairment and abandonment charges	14	24	1	1	—

Adjusted EBITDA	$108	$60	$(28)	$(24)	$—

*	Inventory impairments and abandonments above exclude impairment of capitalized interest which is included in interest expense in the reconciliation of net loss to EBIT and Adjusted EBITDA.
(5)	Interest incurred is expensed or, if qualified, capitalized to inventory and subsequently amortized to cost of sales as homes sales are closed.
(6)	“Earnings” consist of (i) income (loss) before income taxes, (ii) amortization of previously capitalized interest and (iii) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (i) interest incurred, (ii) amortization of deferred loan costs and debt discount and (iii) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for the fiscal years ended September 30, 2009, 2010 and 2011 and for the six months ended March 31, 2011 and 2012 were insufficient to cover fixed charges by $37 million, $16 million, $71 million, $49 million and $9 million, respectively.

RISK FACTORS

An investment in our common stock involves material risks. You should carefully consider the risks discussed below and those incorporated by reference in this prospectus supplement, as well as the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K which is incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

Risks Related to Ownership of our Common Stock

Our stock price is volatile and could further decline.

The securities markets in general and our common stock in particular have experienced significant price and volume volatility over the past two years. The market price and volume of our common stock may continue to experience significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the home building industry, or our operations or business prospects. In addition to the other risk factors discussed in this section, the price and volume volatility of our common stock may be affected by:

•	operating results that vary from the expectations of securities analysts and investors;

•

factors influencing home purchases, such as availability of home mortgage loans and interest rates, credit criteria applicable to prospective borrowers, ability to sell existing residences, and homebuyer sentiment in general;

•	the operating and securities price performance of companies that investors consider comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors; and

•	changes in global financial markets and global economies and general market conditions, such as interest rates, commodity and equity prices and the value of financial assets.

These risks could be further magnified by the large number of shares sold in this offering and the size of the tangible equity unit offering. To the extent that the price of our common stock remains low or declines, our ability to raise funds through the issuance of equity or otherwise use our common stock as consideration will be reduced. This, in turn, may adversely impact our ability to reduce our financial leverage, as measured by the ratio of debt to total capital. As of March 31, 2012, our financial leverage was 87%. Continued high levels of leverage or further increases may adversely affect our credit ratings and make it more difficult for us to access additional capital. These factors may limit our ability to implement our operating and growth plans.

Future sales of our common stock, preferred stock or securities convertible into common stock or preferred stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales of substantial numbers of additional shares of common stock, preferred stock or securities convertible into common stock or preferred stock, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon exercise of outstanding options or for other reasons, including upon settlement of the purchase contracts presently outstanding or to be issued in the concurrent tangible equity units offering. We cannot predict the effect that future sales of our common stock or preferred stock would have on the market price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. The board concluded that suspending dividends, which will allow us to conserve approximately $16 million of cash annually, was a prudent effort in light of the continued deterioration in the housing market. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At March 31, 2012, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in the first nine months of fiscal 2012 or in fiscal 2011. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

Provisions in our certificate of incorporation and bylaws, the agreements governing our indebtedness, our rights plan and Delaware law may discourage a takeover attempt even if doing so might be beneficial to our stockholders.

Provisions contained in our restated certificate of incorporation and bylaws could impose impediments to the ability of a third party to acquire us even if a change of control would be beneficial to you. Provisions of our certificate of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. In addition, provisions of our rights agreement could have certain anti-takeover effects because the rights provided to holders of our Common Stock under the rights agreement will cause substantial dilution to a person or group that acquires our Common Stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for Common Stock as permitted under the agreement. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning, generally, that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder unless various conditions are met, such as approval of the transaction by our board of directors. These provisions may have the effect of delaying or deterring a change of control of our Company, and could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus.

The tax benefits of our net operating loss carryforwards and any future recognized built-in losses in our assets will be substantially limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code, and as a result of this offering and the concurrent tangible equity unit offering, we have moved closer to experiencing an ownership change under Section 382.

Based on recent impairments and our current financial performance, over the past few years we have generated and are currently carrying forward certain net operating losses and could possibly generate additional net operating losses in future years. In addition, we believe we have significant “built-in losses” in our assets (i.e. an excess tax basis over current fair market value) that may result in tax losses as such assets are sold. Net operating losses generally may be carried forward for a 20-year period to offset future taxable income and reduce our federal income tax liability. Built-in losses, if and when recognized, generally will result in tax losses that may then be deducted or carried forward. However, if we experience an “ownership change” under Section 382 of the Internal Revenue Code, our ability to realize these tax benefits may be significantly limited.

Section 382 contains rules that limit the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses or deductions, as of the ownership change date, that are recognized during the five-year period after the ownership change. These rules generally operate by focusing on changes in the ownership among shareholders owning, directly or indirectly, 5% or more of the company’s common stock (including changes involving a shareholder becoming a 5% shareholder) or any change in ownership arising from a new issuance of stock or share repurchases by the company.

As a result of this offering and the concurrent tangible equity unit offering, we have moved closer to experiencing an “ownership change” for purposes of Section 382. Prior to any impact from this offering and the concurrent tangible equity unit offering, our rolling equity shift was approximately 19%, with 12% due to expire in May of 2013. If both this offering and the concurrent tangible equity unit offering are completed, we estimate that the Section 382 ownership shift will increase to approximately 32%. If future issuances of stock or share repurchases by us were to result in an “ownership change” for purposes of Section 382, our ability to use certain of our net operating loss carryforwards and recognize certain built-in losses or deductions would be limited by Section 382. Based on the resulting limitation, a significant portion of our net operating loss carryforwards and any future recognized built-in losses or deductions could expire before we would be able to use them. Our inability to utilize our net operating loss carryforwards and any future recognized built-in losses or deductions could have a material adverse effect on our financial condition, results of operations and cash flows.

Non-U.S. Holders who own, or in certain cases have owned, directly or constructively, more than 5% of our common stock ownership threshold will generally be subject to U.S. federal income tax on gain realized on the disposition of such stock.

Because we have significant U.S. real estate holdings, we believe that we may currently be or become a “United States real property holding corporation” (USRPHC) for U.S. federal income tax purposes. As a result, a “non-U.S. Holder” (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) will generally be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock if such non-U.S. Holder has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (a) the five-year period ending on the date of disposition and (b) the non-U.S. Holder’s holding period in such stock. Non-U.S. Holders who may own, or may have owned, directly or constructively, more than 5% of our common stock should consult their own U.S. income tax advisors concerning the consequences of disposing of such stock.

FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein that are not historical in nature and constitute forward-looking statements. These statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. You are cautioned not to put undue reliance on forward-looking statements, which speak only as of the date thereof. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•

the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the deferred prosecution agreement and consent orders with governmental authorities and other settlement agreements;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation;

•	the effect of changes in lending guidelines and regulations;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•	continued or increased disruption in the availability of mortgage financing or number of foreclosures in the market;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•

potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies;

•	potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation;

•	estimates related to the potential recoverability of our deferred tax assets;

•	effects of changes in accounting policies, standards, guidelines or principles;

•	terrorist acts, acts of war and other factors over which the Company has little or no control; and

•	those matters listed in our Annual Report on Form 10-K for the year ended September 30, 2011.

It is not possible to foresee or identify all such factors. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $70.8 million (or approximately $81.4 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and estimated transaction expenses payable by us. In addition, we expect that the net proceeds from the concurrent tangible equity units offering will be approximately $72.3 million (or approximately $83.2 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated transaction expenses payable by us, although we may, in our discretion, increase or decrease the size of the tangible equity units offering. In addition, there can be no assurance that the offering of tangible equity units will be completed or what the terms of the tangible equity units will be.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent offering of tangible equity units, if completed, as growth capital, including for potential land investments of approximately $100 million in Florida, California, Texas, North Carolina and Arizona, and for general corporate purposes, including the repayment of outstanding indebtedness. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing instruments and other investment-grade securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and restricted cash and our capitalization as of March 31, 2012 on an actual basis. This information has not been adjusted to give effect to the sale of the common stock offered hereby, the use of proceeds therefrom as described under “Use of Proceeds” or to give further effect to the tangible equity units offering and the use of proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with our historical financial statements and related notes in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as well as the section therein entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated herein by reference.

As of March 31, 2012 ($ in thousands)
Cash and cash equivalents	$257,028
Restricted cash	277,395

Total cash, cash equivalents and restricted cash	$534,423

Debt:
Revolving credit facility	$—
Cash-secured facilities	247,368
Senior notes
6 7/8% Senior notes due 2015	172,454
8 1/8% Senior notes due 2016	172,879
12% Senior secured notes due 2017	250,000
9 1/8% Senior notes due 2018	300,000
9 1/8% Senior notes due 2019	250,000
Senior amortizing notes due 2013	467
Subordinated notes
7 1/2% Mandatory convertible subordinated notes due 2013	9,402
Junior subordinated notes	50,570
Other secured notes payable	1,755
Unamortized debt discounts	(21,313)

Total debt, net	$1,433,582

Stockholders’ equity:
Common stock, authorized shares, 180,000,000 at $.001 par value; 101,196,954 outstanding shares	$101
Paid-in capital	683,920
Accumulated deficit	(465,655)

Total stockholders’ equity	$218,366

Total capitalization	$1,651,948

DILUTION

If you purchase our shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value (unaudited) at March 31, 2012, was $218.4 million or $2.16 per share, based on 101,196,954 shares of our common stock outstanding as of March 31, 2012. After giving effect to the sale of an assumed 22,123,894 shares of common stock by us at an assumed public offering price of $3.39 per share, which was the last reported sale price of our common stock on the NYSE on July 6, 2012, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value (unaudited) at March 31, 2012, would have been approximately $289.1 million, or $2.34 per share. This represents an immediate increase in the net tangible book value of $0.18 per share to existing stockholders and an immediate dilution of $1.05 per share to investors in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$3.39
Net tangible book value per share as of March 31, 2012 (unaudited)	2.16
Increase in net tangible book value per share after this offering	0.18

As adjusted net tangible book value per share		2.34

Dilution per share to new investors		$1.05

The number of shares of common stock outstanding excludes (i) 2,290,863 shares of common stock equivalents underlying awards outstanding as of March 31, 2012; (ii) 2,043,876 shares of common stock issuable upon conversion of our 71/2% Mandatory Convertible Subordinated Notes due 2013; and (iii) 784,858 shares of common stock issuable upon conversion of our tangible equity unit prepaid stock purchase contracts related to our 7.25% tangible equity units.

The assumed number of shares sold by us set forth above is based upon the $75 million offering amount set forth on the cover page of this prospectus.

PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “BZH.” The following table sets forth the high and low sales prices for transactions involving our common stock during each fiscal quarter indicated, as reported on the NYSE. No dividends were declared on our common stock during such quarters.

	High	Low
Fiscal 2012
First Quarter	$2.59	$1.35
Second Quarter	3.98	2.46
Third Quarter	3.33	2.26
Fourth Quarter (through July 6, 2012)	3.46	3.21

Fiscal 2011
First Quarter	$5.67	$3.88
Second Quarter	6.23	4.13
Third Quarter	4.79	2.99
Fourth Quarter	3.68	1.48

Fiscal 2010
First Quarter	$6.06	$3.90
Second Quarter	5.44	3.83
Third Quarter	7.08	3.61
Fourth Quarter	4.69	3.10

On July 6, 2012, the last reported sale price of our common stock on the NYSE was $3.39 per share. As of July 6, 2012, our common stock was held of record by approximately 235 holders.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements, earnings and other factors deemed relevant by our board of directors. Effective November 2, 2007, our board of directors suspended payment of quarterly dividends. In addition, the indentures under which our senior notes were issued contain certain restrictive covenants, including limitations on payment of dividends. At March 31, 2012, under the most restrictive covenants of each indenture, none of our retained earnings was available for cash dividends. Hence, there were no dividends paid in the first six months of fiscal 2012 or in fiscal 2011. The agreements governing our current and future indebtedness may not permit us to pay dividends on our common stock in the foreseeable future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences regarding the ownership and disposition of our common stock purchased in this offering. This summary applies to you only if you hold such common stock as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code (generally, property held for investment). This summary is based upon the Code , regulations promulgated under the Code, and administrative rulings and judicial decisions related thereto. Changes in the laws may alter the tax treatment of the ownership and disposition of our common stock, possibly with retroactive effect.

This summary is general in nature and is not a complete analysis of all of the potential U.S. federal income tax consequences relating to the ownership and disposition of our common stock, nor does it address the effects of any state or local taxes, estate or gift taxes, or the tax consequences in jurisdictions other than the United States. In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, including, without limitation:

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds our common stock as part of a straddle, hedge, constructive sale, risk reduction, or other integrated transaction for tax purposes;

•	a partnership, S corporation or other pass-through entity;

•	an investor in a partnership, S corporation or other pass-through entity;

•	U.S. expatriates;

•	persons that own, or are deemed to own, more than five percent (5%) of our outstanding common stock;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax; or

•	a “passive foreign investment company,” a “controlled foreign corporation,” or a corporation that accumulates earnings to avoid U.S. federal income tax.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire our common stock should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of our common stock.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions

We do not expect to make cash distributions on our common stock in the foreseeable future. The gross amount of distributions, if any, paid by us on our common stock, other than certain pro rata distributions of shares of common stock, generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. A distribution on our stock in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in such stock, and any additional excess will be capital gain. See “—Gain on Sale or Other Disposition of Common Stock ,” immediately below.

Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2013 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Gain on Sale or Other Disposition of Common Stock

If you sell or otherwise dispose of our common stock (or are deemed to have sold or disposed of our common stock) in a taxable disposition:

•	you will recognize gain or loss equal to the difference (if any) between the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common stock; and

•

any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common stock sold is more than one year at the time of such sale or other taxable disposition or short term gain or loss if your holding period for the common stock sold is one year or less at the time of such sale or other taxable disposition.

Long-term capital gains of noncorporate taxpayers, including individuals, are generally subject to U.S. federal income tax at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Additional tax on investment income

Legislation enacted in 2010 imposes a 3.8% tax on certain types of investment income, including capital gains, dividends and interest. The tax applies to non-corporate U.S. Holders meeting certain income thresholds for taxable years beginning after December 31, 2012. Prospective U.S. Holders should consult their own tax advisors regarding this additional tax.

Non-U.S. Holders

The following summary applies to you if you are a “non-U.S. Holder” of our common stock. A “non-U.S. Holder” is a beneficial owner of a share of our common stock that is not a U.S. Holder and not a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes.

Distributions

We do not expect to make cash distributions on our common stock in the foreseeable future. The gross amount of distributions, if any, paid by us on our common stock other than certain pro rata distributions of shares of common stock, generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. A distribution on our stock in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted basis in such stock, and any additional excess will generally be subject to U.S. federal income tax in the manner described in “—Gain on Sale or Other Disposition of Common Stock,” immediately below. The portion of any distribution to a Non-U.S. Holder that is treated as a dividend will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. Holder in the United States, are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefit of an applicable treaty rate or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate and timely claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under “Future Withholding Tax on Certain Dividends and Sales Proceeds,” any gain realized on the disposition of our common stock will generally not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder);

•	the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or “USRPHC,” for U.S. federal income tax purposes (i.e., a domestic corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the fair market value its trade or business and real property assets).

A non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale as if the non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, because we have significant U.S. real estate holdings, we believe that we may currently be or become a USRPHC. As a result, certain non-U.S. Holders may be subject to U.S. federal income tax on gain realized on a sale or other disposition of the common stock. However, so long as our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, a non-U.S. Holder will not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. Holder actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. Holder’s holding period for the common stock.

Information reporting and backup withholding

Dividend payments made with respect to shares of our common stock and proceeds from the sale, exchange or other disposition of shares of our common stock may be subject to information reporting requirements, and to possible U.S. backup withholding (currently at a rate of 28%).

In general, backup withholding will apply with respect to reportable payments made to a U.S. Holder unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates such exemption, or (ii) the U.S. Holder furnishes the payor with a taxpayer identification number on IRS Form W-9 in the manner required, certifies under penalty of perjury that such U.S. Holder is not currently subject to backup withholding and otherwise complies with the backup withholding requirements.

We must report annually to the IRS and to each non-U.S. Holder the amount of distributions on our common stock paid to such holder and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements will apply in certain circumstances even if no withholding is required, such as where the distributions are effectively connected with the holder’s conduct of a U.S. trade or business or withholding is reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to distributions to a non-U.S. Holder of our common stock provided the non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the non-U.S. Holder provides the payor with such holder’s name and address and certifies its non-U.S. status on IRS Form W-8BEN (or other applicable form) or otherwise establishes an exemption from such withholding. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker has certain relationships to the United States, backup withholding will not apply but such payments nonetheless will be subject to information reporting, unless such broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding imposed on a payment to a holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Future withholding tax on certain dividends and sales proceeds

Legislation enacted in 2010 generally will impose a 30% withholding tax on any dividends paid on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or to a non-financial foreign entity unless (i) the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements; (ii) the non-financial foreign entity that is the beneficial owner of the payment certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued Proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2015. The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

If payment of this withholding tax is made, holders of our common stock that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Holders should consult their own tax advisors regarding the potential consequences to them of this withholding tax.

CONCURRENT TANGIBLE EQUITY UNIT OFFERING

Concurrently with this offering, we are offering 3,000,000 tangible equity units (or a total of 3,450,000 tangible equity units if the underwriters therefor exercise their over-allotment option to purchase additional tangible equity units in full) pursuant to a separate prospectus supplement. We expect to raise approximately $150.0 million in aggregate gross proceeds from this offering and the tangible equity unit offering (or approximately $172.5 million if the underwriters exercise each of their options to purchase additional shares in full).

We cannot assure you that we will complete the tangible equity units offering. Completion of this offering is not contingent on the completion of the tangible equity units offering, and completion of the tangible equity units offering is not contingent on the completion of this offering.

The following description is a summary of the material provisions of the tangible equity units we are offering in the tangible equity units offering and the purchase contract agreement and indenture that will govern the tangible equity units. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract agreement and indenture, including the definitions of some terms used in such documents.

Each tangible equity unit is comprised of a prepaid stock purchase contract and a senior amortizing note due July 15, 2015 issued by Beazer Homes, which has an initial principal amount of $         per amortizing note and a scheduled final installment payment date of July 15, 2015. Unless settled earlier, on July 15, 2015, each purchase contract will automatically settle and we will deliver a number of shares of our common stock based on the applicable market value, which is the average of the daily closing prices of the common stock on each of the 20 consecutive trading days ending on, and including, the third trading day immediately preceding July 15, 2015, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds $ per share, the purchase contract holder will receive shares;

•

if the applicable market value is greater than $         per share but less than $         per share, the purchase contract holder will receive a number of shares having a value, based on the applicable market value, equal to $25.00; and

•	if the applicable market value is less than or equal to $ per share, the purchase contract holder will receive shares.

At any time prior to the third trading day immediately preceding July 15, 2015, the purchase contract holder may settle its purchase contract early, and we will deliver             shares of our common stock. In addition, if a fundamental change (as defined in the purchase contract agreement) occurs and the purchase contract holder elects to settle its purchase contracts early in connection with such fundamental change, such holder will receive a number of shares of our common stock based on the fundamental change early settlement rate. We may elect to settle all outstanding purchase contracts prior to the July 15, 2015 settlement date at the early mandatory settlement rate, upon a date fixed by us upon not less than five business days’ notice. The aggregate number of shares of our common stock that will be delivered upon settlement of the stock purchase contracts will be between             shares and             shares. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay the holders equal quarterly installments of $         (or, in the case of the installment payment due on October 15, 2012, $             ) per amortizing note, which in the aggregate will be equivalent to a     % cash payment per year with respect to each $25.00 stated amount of stock purchase units. The amortizing notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness. If we elect to settle the purchase contracts early, the purchase contract holders will have the right to require us to repurchase such holders’ amortizing notes, except in certain circumstances.

Each tangible equity unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the tangible equity units, and the separate components may be combined to create a tangible equity unit.

This description and the other information in this prospectus supplement regarding the tangible equity units offering is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, the tangible equity units.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated              2012, we have agreed to sell to the several underwriters named below, for whom Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of our common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
UBS Securities LLC
KKR Capital Markets LLC
Moelis & Company LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to              additional shares (equal to 15% of the common stock offered by us) at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $             per share. The underwriters and selling group members may allow a discount of $             per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the underwriting discounts and commissions we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us	$	$	$	$

We estimate that our out of pocket expenses for this offering will be approximately $500,000.

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to customary exceptions. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

We have agreed to indemnify the several underwriters, and their respective controlling persons, against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of our common stock are listed on The New York Stock Exchange under the symbol “BZH.”

In connection with the offering the underwriters may engage in stabilizing transactions, short sale transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Short sales involve sales by the underwriters of share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option to purchase additional shares may be exercised. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses in the form of cash and/or securities. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, affiliates of certain of the underwriters have entered into a commitment letter with the Company for a proposed $150 million secured revolving credit facility, and affiliates of certain underwriters have acted and will continue to act as a placement agent in connection with the offering of common equity shares of an affiliate of the Company.

The underwriters in this offering are also underwriters in the tangible equity unit offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares of our common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares of our common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the common stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which is or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common stock offered in this prospectus supplement has not been registered under the Securities and Exchange Law of Japan. The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents for complete information with respect to those documents. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may obtain these materials from us at no cost by writing or telephoning us at Beazer Homes USA, Inc., Attn: Secretary, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, Telephone: (770) 829-3700 or at our website at www.beazer.com. Except for the documents described below, information on our website is not incorporated by reference into this prospectus. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC.

In addition, our common stock is traded as “BZH” on the NYSE. Because our common stock is listed on the NYSE, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 15, 2011;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012, filed on February 2, 2012 and May 2, 2012, respectively;

•	our Current Reports on Form 8-K, filed on November 22, 2011, February 8, 2012, February 13, 2012, February 28, 2012, March 13, 2012 and May 10, 2012;

•	the portions of our definitive proxy statement, filed on December 22, 2011, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended September 30, 2011;

•

the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994 and August 7, 2009, including any amendment or report filed for the purpose of updating those descriptions; and

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering, unless otherwise stated therein, and except to the extent any such document is “furnished” as opposed to “filed” with the SEC, shall be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, telephone (770) 829-3700.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the issuance of common stock offered by this prospectus supplement, will be passed upon by King & Spalding LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BEAZER HOMES USA, INC.

$750,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

Guarantees of Debt Securities

Beazer Homes USA, Inc. may offer, from time to time, up to $750,000,000 in aggregate initial offering price of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units or units. In addition, certain of our subsidiaries may guarantee any debt securities we offer.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the symbol “BZH.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

These securities are speculative and involve a high degree of risk. You should carefully read the information under the heading “Risk Factors” on page 4 of this prospectus and the risk factors contained in any applicable prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

i

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) includes forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this prospectus (including the documents incorporated by reference herein) will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the risks discussed in the section captioned “Risk Factors” above and in the information included in our annual report on Form 10-K for the fiscal year ended September 30, 2010 in the section therein and in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of our business, but instead are the risks that we currently perceive as potentially being material. Such factors may include:

•

the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements;

•	additional asset impairment charges or writedowns;

•	economic changes nationally or in local markets, including changes in consumer confidence, declines in employment levels, volatility of mortgage interest rates and inflation;

•	the effect of changes in lending guidelines and regulations and the uncertain availability of mortgage financing;

•	a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures;

•	continued or increased downturn in the homebuilding industry;

•	estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled;

•

our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels;

•	potential inability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing;

•	increased competition or delays in reacting to changing consumer preference in home design;

•	shortages of or increased prices for labor, land or raw materials used in housing production;

•

factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure;

•	the performance of our joint ventures and our joint venture partners;

•	the impact of construction defect and home warranty claims including those related to possible installation of drywall imported from China;

•	the cost and availability of insurance and surety bonds;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies;

•	potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corporation;

•	estimates related to the potential recoverability of our deferred tax assets;

•	effects of changes in accounting policies, standards, guidelines or principles; or

•	terrorist acts, acts of war and other factors over which we have little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or the “Company” refer to Beazer Homes USA, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is http://www.beazer.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended September 30, 2010, filed on November 5, 2010;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, filed on February 8, 2011;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 10, 2011;

•

our Current Reports on Form 8-K filed on November 9, 2010, November 16, 2010, November 18, 2010, December 8, 2010, February 8, 2011 (with respect to the Date of Report of February 2, 2011 and not the Current Report on Form 8-K also filed on February 8, 2011 with respect to a Date of Report of February 8, 2011 and as subsequently amended on April 21, 2011), March 3, 2011, April 4, 2011, June 14, 2011 and June 16, 2011;

•

the description of our capital stock contained in our Registration Statements on Form 8-A, filed on January 28, 1994, including any amendment or report filed for the purpose of updating those descriptions;

•

the description of the Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed on November 17, 2010, including any amendment or report filed for the purpose of updating the description; and

•

all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of this offering, unless otherwise stated therein, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to our Corporate Secretary, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700.

BEAZER HOMES USA, INC.

We are a geographically diversified homebuilder with active operations in 15 states. Our homes are designed to appeal to homeowners at various price points across various demographic segments and are generally offered for sale in advance of their construction. Our objective is to provide our customers with homes that incorporate exceptional value and quality while seeking to maximize our return on invested capital over time.

Our and our co-registrants’ principal executive offices are located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, telephone (770) 829-3700. We also provide information about our active communities through our Internet website located at http://www.beazer.com. Information on our website is not a part of and shall not be deemed incorporated by reference in this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K, Form 10-Q or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include the retirement or refinancing of indebtedness under our outstanding debt securities. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratios of earnings to fixed charges for the periods presented.

	Fiscal Year Ended September 30,					Six Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of Earnings to Fixed Charges(1)(2)	5.3X	—	—	—	—	—

(1)	Computed by dividing earnings by fixed charges. “Earnings” consist of (a) income (loss) from continuing operations before income taxes, (b) amortization of previously capitalized interest and (c) fixed charges, exclusive of capitalized interest cost. “Fixed charges” consist of (a) interest incurred, (b) amortization of deferred loan costs and debt discount and (c) that portion of operating lease rental expense (33%) deemed to be representative of interest. Earnings for fiscal years ended September 30, 2007, 2008, 2009 and 2010, and the six months ended March 31, 2011, were insufficient to cover fixed charges by $390 million, $524 million, $39 million, $16 million and $49 million, respectively.
(2)	The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which may be secured or unsecured.

The senior debt securities will constitute part of our senior debt and will be issued under our senior debt indenture described below.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”), by one or more of our subsidiaries (each, a “guarantor”). If a guarantor issues guarantees, the guarantees may be secured or unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed the senior debt indenture and subordinated debt indenture with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

The senior and subordinated debt securities are governed by a document called an indenture. Each indenture is a contract between us and a trustee. The indenture relating to the senior debt securities and the indenture relating to the subordinated debt securities are substantially similar, except for certain provisions including those relating to subordination, which are included only in the indenture relating to subordinated debt securities.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Default, Remedies and Waiver of Default.”

•	Second, the trustee performs certain administrative duties for us.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

When we refer to “debt securities” or a “series of debt securities,” we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount plus the premium, if any, payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

•	the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the debt securities of the same series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount and whether the debt securities will be “original issue discount” securities for U.S. federal income tax purposes;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on the debt securities of a series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the Company;

•	the terms of any redemption at the option of holders;

•	whether the debt securities are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	the denominations in which the debt securities are issuable;

•	whether the debt securities will be issued in registered or bearer form and the terms of any such forms of debt securities;

•	whether any debt securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form;

•	any events of default, covenants and/or defined terms in addition to or in lieu of those set forth in this prospectus;

•	whether and upon what terms debt securities may be defeased if different from the provisions set forth in this prospectus;

•	the form of the debt securities if different from the form set forth in this prospectus;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•

whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	whether the debt security is secured or unsecured, and if secured, what the collateral will consist of; and

•	any other terms in addition to or different from those contained in this prospectus.

Original Issue Discount Debt Securities

We may issue original issue discount debt securities at an issue price (as specified in the applicable prospectus supplement) that is less than 100% of the principal amount of such debt securities (i.e., par). Original issue discount debt securities may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an original issue discount debt security and par is referred to herein as the “discount.” In the event of redemption, repayment or acceleration of maturity of an original issue discount debt security, the amount payable to the holder of an original issue discount debt security will be equal to the sum of (a) the issue price (increased by any accruals of discount) and, in the event of any redemption by us of such original issue discount debt security (if applicable), multiplied by the initial redemption percentage specified in the accompanying prospectus supplement (as adjusted by the initial redemption percentage reduction, if applicable) and (b) any unpaid interest on such original issue discount debt security accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Certain original issue discount debt securities may not be treated as having original issue discount for federal income tax purposes, and debt securities other than original issue discount debt securities may be treated as issued with original issue discount for federal income tax purposes.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

We may issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which The Depositary Trust Company, New York, New York, or DTC, will act as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we are unable to locate a qualified successor depositary;

•	an event of default occurs with respect to the applicable series of securities; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

In the event definitive securities are issued:

•

holders of definitive securities will be able to receive payments of principal and interest on their debt securities at the office of our paying agent maintained in the Borough of Manhattan or, at our option, by check mailed to the address of the person entitled to the payment at his or her address in the security register;

•

holders of definitive securities will be able to transfer their debt securities, in whole or in part, by surrendering the debt securities for registration of transfer at the corporate trust officer of The Bank of New York Mellon. We will not charge any fee for the registration or transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer; and

•

any moneys we pay to our paying agents for the payment of principal and interest on the debt securities that remains unclaimed at the second anniversary of the date such payment was due will be returned to us, and thereafter holders of definitive securities may look only to us, as general unsecured creditors, for payment.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or in U.S. dollars. DTC has elected to have all payments of principal and interest paid in U.S. dollars unless notified by any of its participants through which an interest in the debt securities is held that it elects, in accordance with, and to the extent permitted by, the accompanying prospectus supplement and the relevant debt security, to receive payment of principal or interest in the foreign currency. On or prior to the third business day after the record date for payment of interest and 12 days prior to the date for payment of principal, a participant will be required to notify DTC of (a) its election to receive all, or the specified portion, of payment in the foreign currency and (b) its instructions for wire transfer of payment to a foreign currency account.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream, Luxembourg”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream, Luxembourg will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream, Luxembourg’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream, Luxembourg. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, Luxembourg, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by the Euroclear operator, under contract with Euroclear plc, a U.K. corporation. The Euroclear operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine Euroclear;

•

the Euroclear operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream, Luxembourg has advised us that:

•

it is incorporated as a limited liability company under the laws of Luxembourg, and is owned by Cedel International societe anonyme, and Deutsche Brse AG. The shareholders of these two entities are banks, securities dealers and financial institutions;

•

it holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, eliminating the need for physical movement of certificates;

•

it can settle transactions in many currencies, including U.S. dollars, and provides its customers services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing;

•	it also deals with domestic securities markets in over 30 countries through established depository and custodial relationships, and interfaces with domestic markets in a number of countries;

•

it has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, or the Euroclear operator, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear;

•	it is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector;

•

participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant either directly or indirectly; and

•

distributions with respect to the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream, Luxembourg solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream, Luxembourg and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream, Luxembourg participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream, Luxembourg participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream, Luxembourg as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream, Luxembourg participants on that business day. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of securities by or through a Euroclear participant or a Clearstream, Luxembourg participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•

If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia; and

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture.

We may modify the subordination provisions with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the company which shall remit payment to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable and, in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity.

Default, Remedies and Waiver of Default

You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series on the due date;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•

we do not deposit a sinking fund payment with regard to any debt security of that series when due, but only if the payment is required under provisions described in the applicable prospectus supplement;

•

we remain in breach of our covenants we make in the indenture for the benefit of the relevant series, for 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•

with respect to any series of debt securities that is guaranteed, such guarantee shall cease to be enforceable for any reason, except as contemplated or permitted in the indenture governing such debt security; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may, in certain circumstances, cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

•

the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

•

the holders of at least a majority in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•

during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of at least a majority in principal amount of the debt securities of your series.

You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Modifications and Waivers

Subject to certain exceptions, the indentures may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of at least a majority in principal amount of the debt securities then outstanding, and any existing default or event of default (other than any continuing default or event of default in the payment of interest on or the principal of the debt securities) under, or compliance with any provision of, the indentures may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for debt securities) of the holders of a majority in principal amount of the debt securities then outstanding.

Changes Requiring Each Holder’s Approval

Without the consent of each holder affected, we may not

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemption or with respect to mandatory offers to repurchase debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	make any change in the waiver of past defaults or unconditional right of holders to receive principal, premium, if any, interest and additional amounts sections set forth in the indenture;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the relevant indenture otherwise than in accordance with the terms of such indenture; or

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indentures (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.

Changes Not Requiring Approval

We may amend the indentures without the approval of each of the holders affected in certain circumstances. These changes generally are limited to changes to cure any ambiguity, defect or inconsistency; to establish the terms of a new series of debt securities under the indentures; to provide for uncertificated debt securities in addition to certificated debt securities; to add additional covenants or events of default; to secure any debt securities; to evidence the successor of another corporation or entity to our obligations under the indentures; to make any change that does not adversely affect the legal rights under the indentures of any holder; to comply with or qualify the indentures under the Trust Indenture Act; or to reflect a guarantor ceasing to be liable on the guarantees because it is no longer a subsidiary of the Company.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require approval of the holders of a majority in principal amount of holders affected, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt).

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and, if guaranteed, it may not necessarily be guaranteed by all of our subsidiaries. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If we issue a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated obligation of the applicable guarantor.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated obligation of the applicable guarantor. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Beazer Homes USA, Inc. consists of 180,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

The shares of our common stock issued through this prospectus will be fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized but unissued common stock as approved by our board of directors from time to time, without stockholder approval, except as may be required by law or applicable stock exchange requirements.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offerings. Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether there are any limitations on the declaration or payment of dividends on common stock while any series of preferred stock is outstanding;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	whether the shares will be subject to a purchase, retirement or sinking fund and the manner in which such fund shall be applied to the redemption of the shares;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, preferences or limitations of such series.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

Our Board of Directors has adopted a Rights Agreement pursuant to which holders of our common stock will be entitled to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock if any Acquiring Person (as defined in the Rights Agreement) acquires beneficial ownership of 4.95% or more of our common stock or if a tender offer or exchange offer is commenced that would result in a person or group acquiring beneficial ownership of 4.95% or more of our common stock. The exercise price per right is $50, subject to adjustment. These provisions of the Rights Agreement could have certain anti-takeover effects because the rights provided to holders of our common stock under the Rights Agreement will cause substantial dilution to a person or group that acquires our common stock or engages in other specified events without the rights under the agreement having been redeemed or in the event of an exchange of the rights for common stock as permitted under the agreement.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law or by other applicable law. In addition, to the fullest extent authorized by Delaware law, we will advance funds to certain directors and officers sufficient for the payment of all expenses in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding. The indemnification and advancement of expenses provided in our bylaws shall be deemed independent of, and is deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office. In addition, our bylaws provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

In addition, we have entered into indemnification agreements with each of our executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under our directors’ and officers’ insurance programs.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an “interested stockholder.” An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term “business combination” is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•

the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special Bylaw Provisions

Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; provided, however, that in the event that the date of the meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange. The trading symbol for our common stock is “BZH.”

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•

the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•

the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other information we think is important about the stock purchase contracts or the stock purchase units.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination, including, without limitation, the stock purchase units described above. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe, among other things:

•	the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if applicable, a discussion of any special United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers; (2) directly to purchasers, including our affiliates and shareholders, or in a rights offering; (3) through agents; or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account for resale to the public. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. If applicable, we will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Remarketing Arrangements

Offered securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

With respect to the sale of securities under this prospectus and any applicable prospectus supplement, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or independent broker or dealer will not be greater than eight percent (8%).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Kenneth F. Khoury, our General Counsel. As of May 31, 2011, Kenneth F. Khoury held (A) 214,320 restricted shares of our common stock, and (B) 247,655 stock options of which 63,051 options are fully vested. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement. Mr. Khoury’s address is the same as our principal executive offices.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and the effectiveness of Beazer Homes USA, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.